CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

FIND/SVP, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

_____________________

The undersigned, being the Chief Executive Officer and Secretary, respectively, of FIND/SVP, Inc. (the “Company”), pursuant to Section 805 of the New York Business Corporation Law, do hereby certify as follows:

FIRST: The name of the Company is FIND/SVP, INC., and the name under which it was formed was Information Clearing House, Inc.

SECOND: The Certificate of Incorporation of the Company was originally filed by the Department of State of the State of New York on November 10, 1969.

THIRD: The Certificate of Incorporation of the Company, as now in full force and effect, is hereby amended, as authorized by Section 801 of the New York Business Corporation Law, to change the Company’s name to Guideline, Inc.

ARTICLE FIRST of the Certificate of Incorporation, as amended, is hereby amended to read as follows:

FIRST: The name of the corporation is Guideline, Inc.

FOURTH: This Certificate of Amendment to the Certificate of Incorporation, as amended, of the Company was authorized by a vote of a majority of the Board of Directors of the Company followed by a vote of the holders of the Company of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

IN WITNESS WHEREOF, we have executed this Certificate in the name and on behalf of the Company on the 13th day of March, 2006, and do affirm, under penalties of perjury, that the statements contained herein have been examined and are true, correct and complete.

FIND/SVP, INC.

By:	/s/ David Walke
David Walke
Chief Executive Officer

By:	/s/ Peter Stone
Peter Stone
Secretary